CIENA CORPORATION

OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING ONI SYSTEMS CORP.

5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2005 AT $860
PER $1,000 PRINCIPAL DUE AT MATURITY, PLUS ACCRUED AND UNPAID
INTEREST THEREON TO, BUT NOT INCLUDING, THE DATE OF PURCHASE.

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2003,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

       Enclosed for your consideration are the Offer to Purchase, dated December 12, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) setting forth an offer by CIENA Corporation, a Delaware corporation (“CIENA”), to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005 (the “Notes”), at a price to be paid in cash of $860 per $1,000 principal due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase (the “Offer Consideration”), upon the terms and subject to the conditions of the Offer. Also enclosed herewith is certain other material related to the Offer, including a letter to Noteholders from Gary B. Smith, CIENA’s President and Chief Executive Officer.

       CIENA will purchase any and all Notes properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer.

       The Offer Consideration will be paid in cash with respect to all Notes purchased.

       We are the holder of record of Notes held for your account. As such, a tender of such Notes can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us for your account.

       Accordingly, we request instructions as to whether you wish us to tender any or all of the Notes held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

       Your attention is directed to the following:

1. All Notes purchased by CIENA in the Offer will be purchased at a price to be paid in cash of $860 per $1,000 principal due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase, upon the terms, and subject to the conditions set forth, in the Offer.

2. The Offer is for any and all of the outstanding Notes. The Offer is also subject to certain conditions set forth in Section 5 of the Offer to Purchase.

3. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on January 13, 2003, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

4. Tendering Noteholders will not be obligated to pay any brokerage commissions or solicitation fees on the purchase by CIENA of Notes in the Offer. If you hold your Notes with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable.

       The Board of Directors of CIENA has approved the making of the Offer. However, Noteholders must make their own decisions whether to tender Notes and, if so, the amount of Notes to tender. The CIENA Board of Directors does not make any recommendation to any Noteholder as to whether to tender or refrain from tendering Notes. CIENA has been advised that none of their directors and executive officers hold Notes. You should note that as of the date of this Offer, the conversion price for CIENA common stock provided for in the Notes is significantly higher than the market price of CIENA common stock. You are urged to obtain a current market price for CIENA common stock.

       If you wish to have us tender any or all of your Notes held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize tender of your Notes, all such Notes will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

       The Offer is being made to all holders of Notes. CIENA is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If CIENA becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, CIENA will make a good faith effort to comply with such law. If, after such good faith effort, CIENA cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

INSTRUCTION FORM

WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING

ONI SYSTEMS CORP. 5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2005
AT $860 PER $1,000 PRINCIPAL DUE AT MATURITY, PLUS ACCRUED AND UNPAID INTEREST
THEREON TO, BUT NOT INCLUDING, THE DATE OF PURCHASE.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 12, 2002, and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) in connection with the Offer by CIENA Corporation (“CIENA”) to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005 at $860 per $1,000 principal due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase, upon the terms and subject to the conditions of the Offer.

       This will instruct you, the holder of record, to tender to CIENA the amount of Notes indicated below (or, if no number is indicated below, all Notes) that are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

NOTES TENDERED

☐	If fewer than all Notes are to be tendered, please check the box and indicate below the aggregate principal amount of Notes (in denominations of $1,000) to be tendered by us.

$ _______________________

Unless otherwise indicated, it will be assumed that all Notes held by us for your account are to be tendered.

       The method of delivery of this document is at the election and risk of the tendering Noteholders. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

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Dated: _____________ , 200__	____________________________________________________________
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